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                                                           EXHIBIT NO. 99.1


                    CHANCELLOR BROADCASTING COMPANY COMPLETES
                    THE ACQUISITION OF 12 RADIO STATIONS FROM
                           COLFAX COMMUNICATIONS, INC.


          DALLAS, TX, January 23, 1997 -- Chancellor Radio Broadcasting Company, the wholly-owned subsidiary of Chancellor Broadcasting Company (Nasdaq: CBCA), announced today that it consummated the previously announced acquisition of 12 radio stations from Colfax Communications, Inc.

          Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company also announced that they closed their previously announced private offering of securities. Chancellor Broadcasting Company issued $100 million of 7% convertible preferred stock convertible at a price of $32.90 per share into shares of Chancellor's Class A Common Stock, which is traded in The Nasdaq National Market (Nasdaq: CBCA). On January 22, 1997, the last reported sale price of the Class A Common Stock on The Nasdaq National Market was $29.375 per share. Chancellor Radio Broadcasting Company issued $200 million ($100 million more than previously announced) of 12% Exchangeable Preferred Stock due 2009.

          The proceeds from the sale of the preferred stock offerings, together with borrowings under Chancellor Radio Broadcasting Company's new $345 million credit facility were used, in part, to fund the Colfax acquisition, with the remaining portion to be used to fund the cash purchase price for the pending Omni acquisition. The Company has agreed to sell or swap certain of the stations it is acquiring in the Colfax and Omni transactions. When consummated, those transactions would generate $92.0 million in net cash proceeds, which Chancellor Radio Broadcasting will use to reduce its credit agreement borrowings. The consummation of the pending station swaps and sales are subject to governmental approvals and, in the case of the sale of the Milwaukee stations to be acquired from Colfax, the negotiation of definitive documentation.

          Steven Dinetz, Chancellor's President and Chief Executive Officer, stated, "We are very pleased to announce the completion of the second largest transaction in the company's history. The addition of the Colfax stations reflects our strategy of optimizing our station portfolio by focusing on growing markets where we can develop leading positions. In Washington D.C., the




























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     nation's eighth largest market, we will now operate three stations diversified by audience and exclusive format, two of which rank among the top-ten adult stations in the market. We will also become the leading radio broadcaster in Phoenix, one of the nation's fastest growing major markets, as well as in Minneapolis-St. Paul, an under-radioed market where revenue and population per station are among the highest in the country. In all three markets, we will focus on developing synergies and consolidation savings as a result of the in-market stations combinations. With the addition of the Colfax stations and including the close of other recently announced transactions, we will own and operate 51 stations located in 14 of the largest markets in the country."

          Chancellor Broadcasting was formed in 1993 by Steven Dinetz and Hicks, Muse, Tate & Furst to pursue acquisitions in the radio broadcasting industry. Chancellor Broadcasting is one of the leading pure-play radio broadcasting companies in the United States. Upon consummation of all pending acquisitions, Chancellor will own and operate 51 stations in 14 markets, including New York, Los Angeles, San Francisco, Washington D.C., Atlanta, Minneapolis-St. Paul ,Nassau-Suffolk (Long Island, New York), Phoenix, Pittsburgh, Denver, Cincinnati, Sacramento, Orlando and Riverside-San Bernadino (California). Chancellor Broadcasting Company is listed on The Nasdaq National Market and trades under the symbol: CBCA.

     For more information please contact:
     ------------------------------------
     Chancellor Broadcasting       Steve Dinetz        (972) 239-6220
                                   Jacques Kerrest

     Brainerd Communicators:       Chris Plunkett      (212) 986-6667
                                   John Buckley











































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